The Board of Directors and Stockholders
Handex Corporation:


We consent to incorporation by reference in the Registration Statement (No. 33-32239) on Form S-8 of Handex Corporation of our report dated February 16, 1996, relating to the consolidated balance sheets of Handex Corporation and subsidiaries as of December 30, 1995 and December 31, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 30, 1995, and all related schedules, which report appears in the December 30, 1995 annual report on Form 10-K of Handex Corporation.




/s/ KPMG Peat Markwick LLP
-----------------------------

KPMG Peat Marwick LLP
Cleveland, Ohio
March 28, 1996